Exhibit 2.1

EXECUTION VERSION

PRIVATE & CONFIDENTIAL

23 October 2025

FROM:
ATAI LIFE SCIENCES N.V., a company incorporated in the Netherlands with company number 80299776, whose registered office is at Prof J.H. Bavincklaan 7, 1183 AT Amstelveen, The Netherlands (the “Buyer”);

TO:	MICHAEL JOHN NORRIS, 20 Finch Mill Avenue, Appley Bridge, WN6 9DF, United Kingdom (the “Seller Representative”),

(each a “Party” and together, the “Parties”).

PROJECT BARRACUDA – SIDE LETTER DEED – SPA

We refer to the share purchase agreement entered into on 2 June 2025 by and among the Buyer, Company and the Sellers (the “SPA”). The Parties wish to amend the SPA on the basis set out in this letter deed.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

1.1	Unless provided otherwise, the capitalised terms in this letter deed shall have the same meaning as given to them in the SPA.

1.2	The rules of interpretation set forth in Clauses 1.2 to 1.5 (inclusive) of the SPA shall apply to this letter deed mutatis mutandis.

2.	AMENDMENTS TO THE SPA

2.1
The Seller Representative (acting on behalf of each Seller in his capacity as the representative of each Seller pursuant to Clause 15.1 of the SPA) and the Buyer hereby agree that with effect from the date hereof:

(a)	Clause 1.1 of the SPA shall be amended to add the following definitions:

““CF&CO” means Cantor Fitzgerald & Co.;

“CF&CO Engagement Letter” means the engagement letter agreement dated 8 November 2024 between the Company and CF&CO, as amended pursuant to a fee reduction amendment agreement dated 22 October 2025 between the Company, the Buyer and CF&CO;

“Transaction Costs Adjustment” has the meaning given in Clause 6.1;”

(b)	the definition of “Buyer Share Price” in Clause 1.1 of the SPA shall be amended by adding the words “trading day” immediately after “30”.

(c)	the definition of “Permitted Costs” in Clause 1.1 of the SPA shall be deleted and replaced in its entirety as follows:

“means (a) any Transaction Costs or Carve-out Costs (in aggregate) up to $3,780,500, (b) any cash payment made by or on behalf of the Company to CF&CO under the CF&CO Engagement Letter, as approved in writing by the Buyer, or (c) as otherwise expressly approved in prior writing by the Buyer;”

(d)	the definition of “VWAP” in Clause 1.1 of the SPA shall be deleted and replaced in its entirety as follows:

“means the volume-weighted average price per share of the Buyer’s publicly traded shares, calculated by reference to the daily closing price for such shares;”

(e)	Clause 4.4 of the SPA shall be deleted and replaced in its entirety as follows:

“The Seller Representative shall deliver to (i) the Buyer; and (ii) each Seller (in each case in respect of itself only and to the extent applicable) a schedule setting out the calculations pursuant to Clause 4.3(a), including (i) the Per Share Consideration; (ii) the Relevant Proportions for, the Option Deduction Amount and the Transaction Costs Adjustment and corresponding number of Consideration Shares or Replacement Awards to be issued to, each Seller and Vested and In the Money Optionholder; (iii) details of all Vested and In the Money Options and Unvested and Underwater Options; at least five Business Days prior to the date of the Shareholders Meeting (or such later date as may be agreed in writing between the Seller Representative and the Buyer).”

(f)	Clause 4.5 of the SPA shall be deleted and replaced in its entirety as follows:

“The Seller Representative shall deliver to (i) the Buyer; and (ii) each Seller and Optionholder (in each case in respect of itself only and to the extent applicable):

(a) a schedule in the Agreed Form setting out the calculations pursuant to Clause 4.3(a), including (i) the Per Share Consideration; (ii) the Relevant Proportions for, and the corresponding number of Consideration Shares and/or Replacement Awards to be issued to each Vested and In the Money Optionholder;

(b) an updated copy of Schedule 1 of this Deed, accurate as at the date of Completion,

(c) an updated copy of Schedule 10 of this Deed, accurate as at the date of Completion,

at least three Business Days prior to Completion (or such other date as agreed in writing between the Buyer and the Seller Representative)”

(g)	Clause 6.1 of the SPA shall be deleted and replaced in its entirety as follows:

“Each Seller severally undertakes to the Buyer that if any Leakage (other than Permitted Leakage) occurs or has occurred at any time from the date of this Deed up to and including the Completion Date then, subject to both Completion occurring and the subsequent provisions of this Clause 6, such Seller shall, in relation to itself or themselves only, pay to the Buyer on demand, an amount in cash equal to its Relevant Proportion of the aggregate amount of such Leakage less any related Leakage Tax Saving, provided that any Leakage up to $6,780,500 in aggregate in respect of Transaction Costs or Carve-out Costs shall instead be settled by the Sellers by way of a pro-rata reduction, based on each Seller’s Relevant Proportion, in the number of Consideration Shares issued to each Seller pursuant to Clause 4.1, based on the Buyer Share Price (the “Transaction Costs Adjustment”).”

3.	GOVERNING LAW AND JURISDICTION

3.1	This letter deed and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

3.2	The Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Dispute.

3.3
For the purposes of this paragraph 3, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this letter deed, including a dispute regarding the existence, formation, validity, interpretation, performance, breach or termination of this letter deed and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this letter deed.

4.	GENERAL

4.1
The SPA will continue in full force and effect as amended by this letter deed. The provisions of this letter deed are without prejudice to any rights or claims of any party arising under the terms of the SPA before the date of this letter deed.

4.2
Clauses 19 (Confidentiality and Announcements), 21 (Further Assurance), 23 (Entire Agreement and Remedies), 25 (Waiver and Variation), 26 (Invalidity), 27 (Assignment), 29 (Notices), 31 (Rights of Third Parties) and 32 (Counterparts) of the SPA shall apply to this letter deed mutatis mutandis.

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This letter deed has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

BUYER:

EXECUTED and delivered as a DEED by ATAI LIFE SCIENCES N.V.
Acting by a director or duly authorised signatory: /s/ Srinivas Rao	In the presence of: /s/ Swathi Lavu-Rao
Signature of director Srinivas Rao	Signature of witness Swathi Lavu-Rao
Name of director (print)	Name of witness (print) Real estate investor
Occupation of witness (print) 1477 Paseo de las Flores, Encinitas 92024, CA
Address of witness (print)

[Signature page to the SPA Letter Deed]

SELLER REPRESENTATIVE (on behalf of all Sellers):

Executed as a deed by	)
MICHAEL JOHN NORRIS	)	/s/ Michael Norris
in the presence of:	)

Name of witness:	Jim Butler
Signature of witness:	/s/ Jim Butler
Address:	The Oval, Wlgan
Occupation:	Retired

[Signature page to the SPA Letter Deed]